Exhibit 99

                                Press Release

                                    Dated

                                July 13, 2001



















                                PRESS RELEASE

Today's date:   July 13, 2001                     Contact:  Jerry Chancellor
Release date:   Immediately                       President and C.E.O.
                                                  903-586-9861

    Jacksonville Savings Bank, SSB Has Reached an Agreement to Acquire the
              Carthage Branch Office from Jefferson Heritage Bank

     Jacksonville Bancorp, Inc.(NASDAQ : JXVL) the holding company of Jacksonville Savings Bank, SSB, of Jacksonville, Texas, announced today that Jacksonville has entered into a definitive agreement with Jefferson Heritage Bank, of Denton, Texas, a wholly owned subsidiary of Union Planters Holding Corporation, to purchase the Jefferson Heritage branch located in Carthage, Texas, subject to regulatory approval.

      Jerry Chancellor, President and C.E.O. stated, "The purchase of the Carthage branch will fulfill our mission to purchase or develop branches in the East Texas market areas where our management team has strong market knowledge and banking relationship development potential."

     The approximately $43.5 million branch includes checking and savings accounts, real estate, and a limited number of loans. These accounts represent the basis for building a primary banking relationship with existing and new customers on both the deposit and loan side of the business.

     With the increasing competitive challenges facing the industry, especially in generating core deposit growth and loan originations, Jacksonville feels that the Carthage branch acquisition will enhance the franchise value of the institution and will enable Jacksonville to serve a greater area of East Texas. The acquisition will allow Jacksonville, a community bank, to focus its savings and lending activities to better serve people in Panola, Shelby, and Rusk counties with competitive savings rates and loans, including home mortgage, construction, consumer, home improvement, and home equity loans. Jacksonville anticipates keeping the same staff in place.

     At March 31, 2001 Jacksonville Bancorp, Inc., had total assets of $317.5 million, deferred gains and liabilities of $282.4 million and
stockholders equity of $35.1 million.   It currently operates branches in
Tyler (2), Longview (2), Athens, Palestine, and Rusk in addition to its home office location in Jacksonville, Texas. Jacksonville has been operating as a major lender in East Texas since 1925.

     President Chancellor said, "Our goal is to continue to serve the existing customers as well as expanding our customer base in the Carthage area by delivering banking services that meet or exceed their expectations. We look forward to becoming a welcomed neighbor with the good people of Carthage."